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                                                        EXHIBIT 23.1(j)


                     INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Advanced Communications Group, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Advanced Communications Group, Inc. of our report dated March 19, 1998, relating to the combined balance sheets of Valu-Line of Longview, Inc., Valu-Line of Louisiana, Inc., and Shared Tenant Services as of December 31, 1997, and the related combined statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the Advanced Communications Group, Inc.'s Current Report on
Form 8-K dated March 5, 1998, and filed with the Commission on March 5, 1998, as amended by the Company's Current Report on Form 8-K/A dated May 4, 1998 and filed with the Commission on May 4, 1998.


/s/ KPMG LLP




St. Louis, Missouri
January 27, 1999